Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement No.’s 333-75559, 333-62581, and 333-84714 of our report dated May 30, 2003, with respect to the consolidated financial statements of Boston Acoustics, Inc., included in this Annual Report (Form 10-K) for the year ended March 29, 2003.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 23, 2003